Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 (No. 333-[•]) of Heritage Financial Group, Inc. of our report dated March 14, 2014 relating to our audit of the consolidated financial statements of Heritage Financial Group, Inc. as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, which report is included in Heritage Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement

/s/ Mauldin & Jenkins, LLC

MAULDIN & JENKINS, LLC

Albany, Georgia

May 30, 2014